Item 26(n)(i)
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our reports: (1) dated March 28, 2008, with respect to the statutory-basis financial statements and schedules of Transamerica Life Insurance Company, (2) dated March 21, 2008, with respect to the financial statements of the subaccounts of Transamerica Corporate Separate Account Sixteen, and (3) dated March 21, 2008 with respect to the financial statements of the subaccounts of Transamerica Corporate Separate Account Sixteen, included in Post-effective Amendment No. 6 to the Registration Statement (Form N-6 No. 333-109579) under the Securities Act of 1933 and related Prospectus of Transamerica Corporate Separate Account Sixteen.
/s/ Ernst & Young LLP
Des Moines, Iowa
April 24, 2008